Exhibit 10.1
TRANSLATION FOR INFORMATION PURPOSES ONLY
EMPLOYMENT AGREEMENT
BETWEEN THE UNDERSIGNED:
The company ev3 EUROPE SAS,
a simplified corporation with a share capital of Euros 38,200, whose registered office is located at 9, rue des trois soeurs, 93420 Villepinte, registered with the Commerce registry of Bobigny under number B 442 431 599,
Represented by Mr. James Corbett, Chairman,
(hereinafter referred to as the “Company”)
OF THE FIRST PART
AND
Mr. Pascal GIRIN,
whose residence is Zürichbergstrasse 42, Zürich (8044), Switzerland,
     (hereinafter referred to as “Mr. Girin”)
OF THE SECOND PART
IT HAS BEEN AGREED AS FOLLOWS:
The Company hereby employs Mr. Girin, who accepts, under the general terms and conditions of the National Collective Bargaining Agreement of Consulting Firms (“Convention Collective Nationale des Bureaux d’Etudes Techniques, Cabinets d’Ingénieurs-Conseils, Sociétés de Conseils”), (hereafter referred to as «the Collective Bargaining Agreement»), in effect within the Company, and under the special conditions defined hereinafter, subject to the result of the pre-hiring medical exam.

ARTICLE 1 — JOB DESCRIPTION
Mr. Girin is employed by the Company in the capacity of Operational Director for Europe, with an executive status (“cadre”), position III.3, coefficient 270 according to the Collective Bargaining Agreement.
Mr. Girin shall assume his functions in order to achieve all operating goals established by the Company for the European Operations, in particular, but not limited to the following:
•	achieve annual sales plan;

•	achieve annual operating expense goals;

•	achieve accounts receivable and inventory objectives;

•	constantly review and modify sales and marketing processes and execution to achieve the optimal results

•	develop and manage culture of the business and interaction with the worldwide operations to ensure a productive business relationships;

•	maintain and achieve monthly reporting requirements as defined by the Company;

•	other requirements that may be defined by the Company.
In the framework of his functions, Mr. Girin shall regularly report to the Management of the Company, and in particular the Company’s Chairman, who is currently Mr. James Corbett.
ARTICLE 2 — FREEDOM OF EMPLOYMENT
Mr. Girin hereby formally declares that, at the time of his hiring date, he is not bound to any other company or business (entreprise) whatsoever, that he left his previous employment free from any undertaking whatsoever, and that he is not currently subject to any non-competition obligation whatsoever.
Any false statement in such respect would make Mr. Girin liable for the payment of damages, namely in accordance with the provisions of article L. 122-15 of the French Labor Code.
ARTICLE 3 — DURATION OF AGREEMENT
This contract is entered into for an indefinite duration as from September 1, 2003, the parties having agreed that Mr. Girin’s joining will not be later than September 1, 2003.
The first three (3) months of actual work shall be considered a trial period, during which either of the parties may terminate the contract without indemnity, with the prior notice provided for in the applicable Collective Bargaining Agreement. This period can be renewed once by agreement between the parties.
Except in case of gross misconduct («faute grave») or «force majeure», the party who wishes to terminate the contract must notify the other party by registered letter with return receipt requested, subject to a prior notice in accordance with the provisions of article L. 122-6 of the French Labor Code and the Collective Bargaining Agreement.

ARTICLE 4 — REMUNERATION
4.1.	Mr. Girin shall be paid, in remuneration for his activity, a total gross annual salary of Two Hundred Twenty Seven Thousand Four Hundred Sixteen Euros (€227,416), which shall be paid to him in twelve installments by bank check, bank wire or postal transfer upon the expiration of each monthly period, after deduction of the social contributions provided for by law.

4.2.	Mr. Girin may also receive an annual performance bonus paid at the sole discretion of the Company, based, in particular, on the results obtained in the European area assigned to him and on the Global Worldwide achievement of the fixed goals. The maximum gross annual amount of this bonus is fixed, in any case at Eighty Seven Thousand Five Hundred Euros (€87,500). The objectives of Mr. Girin will be defined in a document which will be further provided to him.

4.3.	Due to both the conditions in which his functions will be performed and the activities of the Company, Mr. Girin shall have to undertake frequent travels also outside France, on behalf of the Company, which can have a cumulative duration of several weeks in a given year.

In consideration of business travels made outside France for the needs of and in the interests of the Company, and given the particular constraints deriving from these travels and from their frequency, Mr. Girin shall be paid an additional amount, qualifying as an expatriation bonus (hereinafter “the Bonus”) calculated as a percentage of his daily base salary. The percentage rates shall be determined as follows:

Number of days worked abroad per year	Rate
From 0 to 9 days	15%
10 to 25 days	20%
26 to 45 days	30%
46 to 60 days	40%
In excess of 60 days	50%
This bonus shall be paid in advance by month and adjustment should be made at the end of each year. At the end of each calendar year to which the Bonus relates, the exact number of days spent abroad by Mr. Girin during the year shall be determined. In the case where the number of days spent abroad by Mr. Girin would be lower than the number expected, the excess amount of the Bonus shall be treated as an ordinary bonus, subject to personal income tax at the normal rate. A specific adjustment shall be made on the pay slip of December or on an amended payslip, in order to take into account the exact number of days spent abroad and giving right to a Bonus.

In any case, this bonus shall be capped at 10% of Mr. Girin’s annual base salary. The term “day” refers to any day, whether a working day or not, except for those included in paid vacation periods. It is considered that a “day is spent abroad” if:
•	it is spent entirely abroad, or

•	the outward journey from France to the foreign country begins in the morning, or

•	the return journey from the foreign country to France begins in the afternoon.
The term “foreign” refers to all places outside metropolitan France.

The Bonus shall be paid in the same manner as the base salary, after deduction of the employee’s share of contributions, especially of social security contributions. The amount of the Bonus shall be clearly stated distinctive from the «base salary» on Mr. Girin’s pay slips as “Advance on expatriation Bonus” or “Balance expatriation Bonus”.

It is expressly agreed that Mr. Girin shall record and justify his business travels in an internal document and keep copies of all receipts of his business trips (expense receipt, plane tickets, reports, hotels, etc.) in order to prove, from a tax standpoint, the number of days spent outside France, and the purposes of these travels. Otherwise, Mr. Girin shall be liable for all taxes, expenses, penalties, fees which could become due based on a personal income tax reassessment in connection with the payment of the Bonus, as defined above.

4.4.	All the elements of remuneration cited above shall be subject to deduction of the employee’s share of social security, supplemental retirement, invalidity and death, unemployment insurance contributions, and CSG and CRDS.

4.5.	It is expressly agreed that any premium or extra compensation (excepting the bonuses set forth above in Article 4.3) granted by the Company shall not be part of the remuneration and shall always remain a revocable grant.

4.6.	All the bonuses or incentives, that may be paid during the year in any respect whatsoever and whatever their nature, shall be considered as a vacation bonus provided, however, that they are at least equal to the vacation bonus provided by the Collective Bargaining Agreement and that a portion thereof is paid during the period May 1st — October 31st.
ARTICLE 5 — SIGNING BONUS
Mr. Girin will receive an exceptional bonus amounting at Ten Thousand Euros (€10,000) gross, after deduction of the employee’s share of social security, supplemental retirement, invalidity and death, unemployment insurance contributions, and CSG and CRDS, for executing the present employment contract. Mr. Girin acknowledges expressly that this exceptional bonus shall not be part of his remuneration. This exceptional bonus will be paid to Mr. Girin with his first payment and will be clearly distinguished from the base salary in his pay slip as “exceptional bonus”.

ARTICLE 6 — WORKING HOURS — GLOBAL REMUNERATION
It is expressly understood and agreed that Mr. Girin’s remuneration, as defined in Article 4 above, which was agreed upon in light of both the special nature of the functions assigned to him and the importance of his responsibilities, will remain independent of the time that Mr. Girin, which benefits from the largest autonomy in the organization of his work time, will devote to the performance of his functions.
In light of both his compensation and the importance of his responsibilities, Mr. Girin will be considered as a “Key Manager” (“Cadre Dirigeant”) as defined in Article L. 212-15-1 of the Labor Code and will not therefore be submitted to the major part of the provisions ruling the employees’ working time.
ARTICLE 7 — PLACE OF WORK
Mr. Girin’s place of work shall be the registered office. However, it is expressly understood and agreed that this place of work may be modified and transferred to any other place within or outside of France.
Mr. Girin has been clearly informed that one condition of his employment was that he establishes his residence in the same department of the Company’s registered office within the three months of his hiring date.
In addition, it is expressly understood and agreed that Mr. Girin shall be required, in the framework of the duties assigned to him, to frequently travel in France and abroad.
ARTICLE 8 — REIMBURSEMENT OF EXPENSES
Travel expenses, hotel expenses, as well as all other reasonable professional expenses related to Mr. Girin’s activity, on behalf of the Company, shall be reimbursed to him in conformity with the Company’s expenses reimbursement policy. The reimbursement of such expenses shall be made within thirty (30) days following submission of an expense report substantiated by receipts and approval by management in accordance with the Company’s expenses reimbursement policy.
ARTICLE 9 — REIMBURSEMENT OF MOVING EXPENSES
The Company will reimburse to Mr. Girin the moving expenses born by the latter, upon submission of an expense report substantiated by receipts, within a maximum limit of Twenty Thousand Euros (€20,000). These expenses cover the moving expenses themselves as well as the potential travel and hotel expenses of Mr. Girin and the other persons occupying the residence during the moving between the previous and the new residence; the travel expenses necessary for finding a new accommodation (within the limit of three travels including the stay and air plane tickets of Mr. Girin and of a second accompanying person); the potential furniture storehouse expenses.

ARTICLE 10 — VEHICLE
Mr. Girin shall have the benefit of a company car of the type BMW 525i or equivalent for professional uses, which he undertakes not to use for personal uses and to return to the Company upon the latter’s first request in the event of suspension, termination or non-performance this contract. Mr. Girin undertakes to maintain this vehicle in good working order and state of repair, to comply with the Driving Code, to personally bear the cost of violations of which he is responsible, and to notify the Company of any incident or accident within 24 hours.
The Company reserves the right, insofar as it may wish to abandon the granting of company cars, to adopt a system of reimbursing automobile expenses on the basis of the reimbursement rates established by the tax administration as a function of the personal vehicle used.
ARTICLE 11 — PAID VACATION
Mr. Girin shall be entitled to vacation as provided by law and by the Collective Bargaining Agreement, the period of which shall be determined by agreement with the Management, taking business requirements into account.
All earned and accrued vacation shall be taken no later than the year following the reference year in which it is accrued.
ARTICLE 12 — EXCLUSIVITY
Mr. Girin undertakes to devote all his work time and effort for the exclusive benefit of the Company and he may, therefore, not exercise any other professional activity throughout the duration of this Employment Agreement without the prior written express approval of a legal representative of the Company.
ARTICLE 13 — CONFIDENTIALITY / NON-SOLICITATION
Mr. Girin is bound by the provisions of the Confidentiality and Non-solicitation Agreement which is attached as Annex 1 hereto. This Confidentiality and Non-solicitation Agreement shall form an integral part of this Agreement.
ARTICLE 14 — GOVERNING LAW — COMPETENT COURTS
The present Agreement is governed by French law, both with respect to its performance and its termination. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.
ARTICLE 15 — ENTIRE AGREEMENT
This Agreement sets forth the entire Agreement between the Company and Mr. Girin regarding Mr. Girin’s employment within the Company and annuls and replaces all written or oral contracts or agreements between the Company and/or any other company of the group and Mr. Girin, which may previously have existed before the date of the present Agreement. Changes to the present Agreement must be in a written document signed by both parties.

Signed in duplicate,
June 11, 2003

/s/ James Corbett	/s/ Pascal Girin
For the Company	Pascal Girin
James Corbett,
Chairman
(the above signatures must be preceded by the following hand-written words:
“read and approved. Valid for an agreement” and each page must be initialled.)

ANNEX 1
CONFIDENTIALITY / NON-SOLICITATION AGREEMENT
This Agreement covers the obligations of Pascal Girin (hereafter the “Employee”) vis-à-vis ev3 S.A.S. (hereafter “EV3”).
WHEREAS, EV3 has expended considerable time, effort and resources in the development of certain confidential proprietary information, which must be maintained as confidential in order to ensure the success of EV3’s business;
WHEREAS, by virtue of Employee’s employment with EV3, Employee has access to such information; and
WHEREAS, Employee represents that there is no agreement with any other party which would conflict with Employee’s obligations under this Agreement.
NOW THEREFORE, in consideration of the covenants and promises contained herein, and the access given Employee to EV3’s Confidential and Proprietary Information, which the Employee acknowledges are good and valuable consideration for Employee entering into this Agreement, the parties hereto agree as follows:
1. DEFINITION OF “CONFIDENTIAL AND PROPRIETY INFORMATION”
As used herein, the term “Confidential and Proprietary Information” means any and all information, oral or written, that is not generally known by persons not employed by or parties to contracts with EV3, including but not limited to:
(a)	inventions, designs, discoveries, works of authorship, improvements or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, compositions developed or otherwise possessed by EV3;

(b)	the subject matter of EV3’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions and other industrial property to the extent that such information is unavailable to the public and/or is in incomplete stages of design or research and development;

(c)	EV3’s information, knowledge or data concerning costs, purchasing, profits, markets, sales, organization structures, clinical trials, employees, customers or patients, including but not limited to surveys, customer lists, lists of prospective customers, customer research, proposal preparation and presentation, relational data models, contracting, customer meetings, customer account records, sales records, training and servicing materials, programs and techniques, company manuals and policies, computer programs, software and disks, source code, systems architecture, blue prints, flow charts, financial statements and projections, business plans, marketing plans, products and services under development, licensing agreements, budgets, supplier lists, contracts, compensation schedules, and pricing information, any document marked “Confidential,” or any information which Employee has been told is “Confidential” or which Employee might reasonably expect EV3 would regard as “Confidential,” or any information which has been given EV3 in confidence by customers, suppliers or other persons.

2.	OWNERSHIP OF CONFIDENTIAL AND PROPRIETARY INFORMATION

(a)	The Employee acknowledges that EV3 is the owner of the Confidential and Proprietary Information and agrees not to contest any such ownership rights of EV3, either during or after Employee’s employment with EV3.

(b)	The Employee agrees to make prompt full written disclosure to EV3 and to hold in trust for the sole right, benefit, and use of EV3, any inventions, discoveries, developments and improvements (“Inventions”), whether or not patentable, and works of authorship, whether or not copyrightable, whether or not protected by a French droit d’auteur which are conceived, developed, or reduced to practice, or caused to be conceived, developed, or reduced to practice, during the term of employment.

(c)	The Employee agrees to assign and does hereby assign to EV3 all right, title, and interest in and to all such Inventions and works of authorship in accordance with the provisions hereto, and further agrees, during the term of employment and thereafter, at EV3’s request and expense, to review, execute, acknowledge and deliver all documents necessary or appropriate to effect such assignments and in connection with carrying out the terms of this Agreement.

Author’s rights: The Employee hereby assigns to EV3 (i) his rights of reproduction on any analogical or digital media (including cederom, CDI, DVD, hard disk, site’s servers), interactive or not, in any forms and formats (whether known at the execution date of this Agreement or to be discovered in the future), (ii) including but not limited to, public performance, in whole or in part, televisual, satellites, computer and networks (such as Internet, Intranet or Extranets) processes and any process of cable distribution, in any language, (iii) of distribution including the right to sell, loan, rent, download, by any means, in any language and (iv) of adaptation, including by adding new material and translating in any language on their works. The assignment occurs as soon as the works are created and is valid for the entire world and for the duration of the author’s rights, including any legal prorogation for whatever reason. Employee acknowledges that 10% of his salary paid to Employee in accordance with the employment contract is in consideration of the assignment of Employee’s author’s rights subsisting in the works mentioned in article 2 c) and article 2 d).

Patentable Inventions (specific provisions): Pursuant to article L. 611-7 of the Intellectual Property Code, Employee acknowledges that the inventions made within the context of employment contract which provides for an “inventive mission” which corresponds to Employee’s actual duties, or, as part of studies or research which have been specifically entrusted to the Employee, belong to EV3.

The Employee further acknowledges that for all the other inventions, created either (i) in the performance of his duties, or (ii) in the field of activity of EV3, or (iii) by using knowledge or technologies or specific methods of EV3 or information acquired by EV3, EV3 is entitled to be assigned the ownership of, or obtain a license to, all or parts of the rights in the patent protecting the invention.

(d)	The Employee acknowledges that, in accordance with article L 113-9 of the Intellectual Property Code, any computer programs and documentation relating to those programs created by Employee pursuant to his employment or guidelines given by EV3, shall be EV3’s property and shall become part of the Confidential and Proprietary Information. The Employee acknowledges that any Inventions and works of authorship mentioned hereto shall become part of the Confidential and Proprietary Information.

3.	NON DISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION
The Employee agrees to hold the Confidential and Proprietary Information in the strictest confidence, during Employee’s employment relationship with EV3 and for a period of five years, after Employee’s employment relationship with EV3 is terminated (whether by dismissal or resignation). To this end, The Employee shall:
(a)	not make, or permit or cause to be made copies of the Confidential and Proprietary Information, except as necessary to carry out Employee’s duties as prescribed by EV3;

(b)	not disclose or reveal the Confidential and Proprietary Information, or any portion thereof, to any person except other EV3 employees who have signed nondisclosure agreements with EV3;

(c)	take all reasonable precautions to prevent the inadvertent disclosure of the Confidential and Proprietary Information to any unauthorised person;

(d)	not use for the benefit of, or divulge to, EV3 or its personnel, any proprietary information of another party without the prior written authorisation of said other party;

(e)	upon termination of employment with EV3, Employee shall deliver promptly to EV3 any Confidential and Proprietary Information, regardless of form, including all information of a business nature, and other materials, including personal Rolodexes or similar information collections and shall not thereafter use them for his own benefit or the benefit of others, without the prior express written authorization of EV3. Employee further agrees he will not disparage or denigrate EV3 to third parties at any time; and

4.	DUTY OF LOYALTY
In all aspects of the Employee’s employment with EV3, the Employee shall act in the utmost good faith, deal fairly with EV3, and fully disclose to EV3 all information which EV3 might reasonably consider to be important or relevant to EV3’s business. While still employed at EV3, the Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business, which could or would be in competition with EV3’s business, and the Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business.

5.	PROTECTIBLE INTERESTS REQUIRING RESTRICTIONS

(a)	The Employee acknowledges that EV3 has many near-permanent and other customers throughout the world to which the Employee has access. These include customers of EV3 developed as a result of many years of effort by EV3, customers of EV3 acquired after significant financial investment by EV3.

(b)	The Employee also acknowledges that EV3 has expended considerable time and effort in recruiting and training its employees, many of whom are accomplished professionals.

6.	NON-SOLICITATION OF EMPLOYEES
The Employee hereby agrees that, during Employee’s employment by EV3 pursuant to this Agreement and for a period of one (1) year immediately following the termination or separation from employment with EV3, however arising, either on his own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever directly or indirectly:
(i)	induce, solicit, entice or procure, any person who is a key EV3 employee to leave such employment;

(ii)	accept into employment or otherwise engage or use the services of any person who: (aa) is a key EV3 employee on the termination date; or (bb) had been a key EV3 employee in any part of the one (1) year immediately preceding the termination date.
As used in this Section, “key EV3 employee” shall mean any signatory to a restrictive and/or non-solicitation covenant with EV3, any professional employee, any senior administrator, and other employee who has a written employment agreement with EV3.
7.	INJUNCTIVE RELIEF
The Employee acknowledges and agrees that in the event of any breach or threatened breach by Employee of any of the provisions of this Agreement, damages shall be an inadequate remedy and EV3 shall be entitled to injunctive and otherwise equitable relief. EV3’s rights under this provision are in addition to all rights otherwise available to it at law or in equity.
8.	SEVERABILITY
In the event that any provision hereof is found invalid or unenforceable pursuant to a judicial decree or decision, the invalidity and enforceability of such provision shall not affect the other provisions of this Agreement and all such other provisions shall remain in full force and effect. If any restriction in this agreement is greater than allowable under applicable law, the Court shall have the authority to edit such restriction(s) to make it enforceable to the fullest possible extent under applicable law.
9.	WAIVER

No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective unless pursuant to a written instrument signed by the party or parties making such a waiver, and such waiver shall be effective only in the specific instance and for the specific purpose stated therein.
10.	GOVERNING LAW
This Agreement shall be governed by, and construed and interpreted in accordance with the laws of France. Any suit, action or other legal proceeding arising out of or relating to the performance or the interpretation of this Agreement shall be brought exclusively before the French courts.
The Employee states that he has freely and voluntarily entered into this Agreement, and that he has read and understood each and every provision hereof. Employee acknowledges receiving a fully executed copy of this Agreement.

/s/ James Corbett	/s/ Pascal Girin
Ev3 SAS	The EMPLOYEE
James Corbett	Pascal Girin
Chairman
(the above signatures must be preceded by the following handwritten words:
“read and approved, valid for an agreement.”)

AMENDMENT TO CONTRACT OF EMPLOYMENT
BETWEEN:
ev3 Europe SAS, a company governed by French law, registered office address 106/108, rue La Boétie, 75008 Paris, Paris Companies’ Register Number B 442 431 599,
hereafter, the “Company”,
On one hand,
AND:
Mr. Pascal GIRIN, a French national, residing at 10, allée Camille Saint-Saens, 78670 Villennes sur Seine, France
hereafter the « Employee »,
On the other hand,

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ARTICLE 1 — OBJECT OF THE CURRENT AMENDMENT
The Employee currently exercises the function of Director of International Operations in the Company.
The Employee accepts the proposal to be assigned temporarily, on secondment to ev3 Neurovascular., to fill the post of « Executive Vice President and President, Worldwide Neurovascular and International » based in Irvine in the United States, for a maximum period of five (5) years.
The purpose of this amendment is to set out the consequences of the Employee’s assignment to the United States on his contractual relations.
ARTICLE 2 — EFFECTS OF THE AMENDMENT
The provisions of the initial employment contract and any amendments thereto which have the same object and/or are incompatible with the provisions of the current amendment are suspended for the period of the secondment to the United States.
The provisions of the current amendment replace those of the initial contract and its amendment which have the same object and/or are incompatible with this amendment for the duration of the secondment.
Notwithstanding the above, the initial employment contract currently in force will continue to apply for the duration of the secondment to the United States, as will all the other agreements relating to the initial employment contract.
The Company will ensure for ev3 Inc that the provisions of the contract are upheld, vis-à-vis the Employee.
ARTICLE 3 — COMPETENT JURISDICTION AND APPLICABLE LAW
The provisions of the current amendment are governed by French law, unless the public order provisions of the law in the United States provide otherwise, in which case, these provisions will apply in priority. The Employee will not be able to benefit from the advantages and guarantees offered by both jurisdictions.
Any dispute concerning the performance or the termination of this amendment arising between the parties shall be referred to a French court of competent jurisdiction.
ARTICLE 4 — EFFECTIVE DATE
The current amendment will take force on the date that the Employee takes up his position in the United States, after the required administrative authorizations from the local authorities are obtained, and at the earliest August 1st, 2009.
The current amendment will take force only if the required administrative authorizations are obtained.

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ARTICLE 5 — PLACE OF WORK
For information, the Employee’s place of work will be ev3 Neurovascular, 9775 Toledo Way, Irvine, CA 92618, USA.
ARTICLE 6 — LENGTH OF SECONDMENT
The secondment of the Employee is envisaged for a maximum period of five (5) years.
Given the rapid changes in the Company’s environment and development, the professional and geographical mobility of its managers is a necessity.
In consequence, the Company reserves the right to end the Employee’s secondment to the United States at any moment, notably for reasons related to the organisation of its activity and those of other group member companies, with the proviso that a minimum three (3) months’ notice be provided.
The secondment will also be ended in advance if any of the events outlined in article 11.5 hereafter occur.
ARTICLE 7 — FUNCTIONS
For his secondment, i.e. on August 1st, 2009 at the earliest, the Employee will exercise the functions of « Executive Vice President and President, Worldwide Neurovascular and International », position III.3 and coefficient 270 of the “Bureaux d’Etudes Techniques, Cabinets d’Ingénieurs Conseils, Companys de Conseils” Collective Bargaining Agreement.
During the assignment, the Employee will continue to report hierarchically to the Chief Executive Officer of ev3 Inc. and the President of the Company, or any other person who could replace them.
ARTICLE 8 — REMUNERATION
In recognition of the functions assigned to him, the Employee will receive (i) an annual gross reference salary of three hundred and fifty-eight thousand, seven hundred and eighty-five euros ( 358 785 €), which will be paid in accordance with the Company’s normal payroll procedures, by check or wire transfer, to which shall be added (ii) a performance bonus of 65 % of his annual gross reference salary based on the objectives requested under the Company rules being met as well as (iii) the benefits-in-kind and indemnities outlined in article 11 of the current amendment, the “Benefits”.
ARTICLE 9 — TAX AND SOCIAL SECURITY EQUALIZATION
For the duration of his secondment to the United States, it is agreed that the employee should bear income tax and social security charges on his Professional Income (i.e., annual gross reference salary and performance bonus as defined in (i) and (ii) in article 8, but excluding any professional income relating to any equity-based compensation) which are no higher and no lower than the income tax and social security that he would have paid had he remained in France.
Consequently, for the duration of the secondment, the Company will bear the United States Federal and California State income taxes due on his Professional Income as well as on the Benefits. The Company will also bear any French social security contributions due on such Benefits. For the

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avoidance of doubt, the Company will not bear any United States Federal, California State or French income or social security taxes or contributions on any equity-based compensation before, during or after his secondment to the United States.
In exchange for the payment of his United States federal and California state income taxes by the company, an amount corresponding to the income tax that the Employee would have paid in France will be calculated on the Professional Income as defined in the first paragraph above, excluding all taxable Benefits other professional or personal income. This amount will be withheld on a monthly basis from the Employee’s compensation (the “Hypothetical Tax”). In addition to the Hypothetical Tax, the Employee acknowledges that the Company may be required to withhold United States Federal and California State income and social security taxes on any equity-based compensation earned during the secondment to the United States
An annual reconciliation will be calculated based on the actual Professional Income received on the actual Benefits received during the year. If the amount of income tax and social security calculated on said actual Professional Income is greater than the amount of Hypothetical Tax withheld by the Company under the tax equalization agreement defined herein, the Employee will owe the difference calculated to the Company and collection will be made for the difference. Should the calculation result, on the contrary, in tax and social contributions slower than the amount withheld, the Company will reimburse the Employee the difference.
The Employee is personally responsible for his tax return filing obligations. In accordance with article 11.6, the Employee is eligible for tax return preparation assistance for the duration of his secondment.
ARTICLE 10 — WORKING HOURS
Given the US public order provisions mentioned in article 3 of the current amendment and given the Employee’s responsibilities and independence in the organisation of his work, his autonomy in making decisions and given his salary level, and in application of article L.3111-2 of the French Labor Code, the Employee is not subject to the French legal provisions on working hours.
ARTICLE 11 — ASSIGNMENT-RELATED COMPENSATION AND MEASURES
11.1 Housing
During such period that Employee is assigned to the United States, ev3 Inc. for the Company will provide a monthly housing allowance in an amount up to $11,500 through August 15, 2011 (the “Monthly Housing Allowance”), provided, however, that in no event will the Monthly Housing Allowance exceed the actual monthly rent for the residence occupied by the Employee and his family. No Monthly Housing Allowance will be paid thereafter. The Employee will be responsible for all costs associated with the maintenance and insurance of such residence. In the event the Employee is unable to lease a residence in his name (due to his residency status), the Company may, in lieu of a Monthly Housing Allowance payment, obtain a residence in its name for the sole and exclusive use of Employee and his family (a “Company Leased Residence”). Should the Company elect to make arrangements for a Company Leased Residence, the Employee will reimburse the Company for any monthly rent amount in excess of the Monthly Housing Allowance for such month (the “Monthly Reimbursement Amount”). The Monthly Reimbursement Amount shall be paid by the Employee to the Company at least one business day before the due date of the rent payment on the Company Leased Residence. In addition, (i) the Employee shall directly pay directly all costs associated with maintaining and insuring the Company Leased Residence and hereby agrees to indemnify and hold the Company harmless from and against any such costs or expenses; and (ii) the Employee shall obtain, and name the Company as an additional insured, liability insurance covering any loss, liability or damages resulting from occupancy of the Company Leased Premises (including, without limitation, any liability associated with the maintenance of a pool on the Company Leased Premises). If during the term of the lease of any Company Leased

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Residence the Employee voluntarily terminates his employment with the Company, the Employee will immediately become liable for and will begin reimbursing the Company for all amounts associated with the Company Leased Premises (including, without limitation, rent, maintenance costs and insurance) for the remaining term of the lease. Under such circumstances, so long as the Employee is current with its reimbursement obligations hereunder, Employee shall be permitted to continue to occupy the Company Leased Premises (but in no event beyond the original term of the lease). This shall not prevent the Company from seeking an early termination of the lease with respect to the Company Leased Premises and Employee shall be responsible for and will reimburse the Company for any early termination fee. In the event the Company terminates the employment of the Employee during the term of the lease of the Company Leased Premises, the Employee’s right to continue to occupy such Company Leased Premises shall immediately cease and Employee and his family shall vacate such premises within thirty (30) days of such termination. Under such circumstances the Employee shall have no obligation to reimburse the Company for any expenses associated with the Company Leased Premises after the premises have been vacated. In the event Employee does not vacate such premises in accordance with this provision, the Employee shall reimburse the Company for all expenses associated with the Company Leased Premises (including, without limitation, rent, maintenance costs and insurance) for the period from the date of termination until the date that Employee’s occupancy is terminated. Employee specifically grants to the Company the right (but not the obligation) to offset any amount due from Employee hereunder against any amount owed by the Company (or any affiliates of the Company) to Employee. In the event the Employee is repatriated pursuant to section 11.5, the Employee shall have no obligation to reimburse the Company for any expenses associated with the Company Leased Premises after such repatriation.
11.2	Moving costs
The Company will pay the Employee’s moving costs from France to the US based on the Company’s upfront agreement on the costs quoted.
The Company will also pay the Employee’s moving costs from the US to France based on the Company’s upfront agreement on the costs quoted.
Any furniture storage costs will be paid by the company up to a limit of 30m3.
The Company will pay a relocation allowance of sixty thousand euros (60 000 €)
11.3	Travel costs and repatriation
The Company will pay the travel costs, in particular the airfare of the Employee (and if required the business class airfares of the family members accompanying him) on departure to the US at the beginning of the assignment and on return to France at the end of the assignment.
11.4	Annual return trip to France
The Employee and his family members (his wife and two dependents living in the US), will benefit from two (2) return trips per calendar year each between the US and France paid for by the Company at standard business class rates.
11.5	Repatriation
During the secondment, the Employee, and if required the family members accompanying him, will be repatriated at Company cost if any of the following events occurs:
11.5.1	death or health problems of the Employee (or family members) requiring return to France;

11.5.2	political, social, climatic or sanitary events, endangering the Employee (or family members) making impossible the continuation of the secondment to the US;

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11.5.3	a decision by the authorities to withdraw residence or work permits, provided not motivated by the Employee’s actions;

11.5.4	dismissal or a decision, based on work performance, by the Company;

11.5.5	dismissal or resignation of the Employee in the six (6) months following a change in control of the Company
11.6	Tax assistance
The host company, ev3 Neurovascular, will pay for the preparation of the Employee’s income tax returns (France and United States) by Taj/Deloitte (or another firm selected by the Company of equal quality) each year of the secondment.
11.7	School fees
The host company, ev3 Neurovascular, will pay the school fees in secondary education for Clémence Girin, the Employee’s daughter in the United States.
11.8	Company cars
The host company, ev3 Neurovascular, will provide the leasing of two cars for the Employee’s personal use.
ARTICLE 12 — SOCIAL SECURITY COVERAGE
The Employee is seconded to the United States. In consequence, provided a certificate of coverage is obtained, he will remain subject to the French social security regime and will pay the related social security contributions, in line with article L. 761-2 of the Social Security Code, as well as unemployment, complementary retirement and death insurance contributions.
The Company will apply for a certificate of coverage allowing the Employee to remain subject to the French social security regime during his assignment to the United States.
The Employee and his family will be affiliated to the complementary health, temporary invalidity, invalidity and repatriation coverage provided by Malakoff and BUPA. The associated costs will be borne by the Company.
ARTICLE 13 — PAID HOLIDAYS AND PUBLIC HOLIDAYS
The Employee has the right to twenty-five (25) days paid leave per year.
The dates and organisation of paid leave will be subject to the approval of his hierarchical superior and may be modified in function of work constraints.
During the secondment, French public holidays no longer apply.
ARTICLE 14 — END OF THE ASSIGNMENT
At the end of the assignment or further to any event outlined in article 11.5, the Company will cover the reasonable costs of the repatriation of the Employee (and if required any accompanying family members) and any reasonable moving costs.
If the Company initiates the end of the assignment, because it reaches its term or by anticipation, the Employee will be reintegrated into the Company, at an equivalent position to that they held

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before the assignment at a gross remuneration level equivalent to the level at the end of the assignment, excluding any assignment-related items.
If the Employee cannot be reintegrated, the Company shall start the necessary dismissal procedures under French law and the applicable Collective Bargaining Agreement.
Article 15 — CHANGE IN CONTROL
The Company hereby acknowledges and adheres to the change of control agreement entered into on 15 December 2008 between ev3 Inc. and ev3 Endovascular Inc., on the one hand, and, the Employee, on the other hand, attached hereto (the “Convention”). In this respect, the Company endorses the entirety of the commitments made by the Subsidiary (as defined in the Convention) jointly with the Parent Company (as defined in the Convention) vis-à-vis the Employee under the terms and conditions provided by the Convention.
On September 17, 2009
in two original and equally valid copies,

For the Company	The Employee

/s/ Shawn McCormick	/s/ Pascal E.R. Girin

Executive Vice President and Chief Financial Officer
NB : sign each page, and write the comment « lu et approuvé » on the last page

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